As filed with the Securities and Exchange Commission on February 27, 2013

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUSE SCIENCE, inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0460247 (I.R.S. Employer Identification No.)

6135 N.W. 167th Street, Suite E-21 Miami Lakes, Florida (Addresses of Principal Executive Offices)	33015 (Zip Code)

________________

2011 Incentive Stock Plan

2011 Endorsers Incentive Stock Plan

2011 Consultant Stock Options

(Full title of the plans)

________________

Brian Tuffin

Chief Executive Officer

6135 N.W. 167th Street, Suite E-21

Miami Lakes, Florida 33015
(Name and address of agent for service)

(305) 503-3873
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	95,250,000	$.22	$20,955,000	$2,858.00

(1)	This registration covers 20,000,000 shares of common stock issuable under Registrant’s 2011 Incentive Stock Plan, 60,000,000 shares of common stock issuable under Registrant’s 2011 Endorsers Incentive Stock Plan and 15,250,000 shares of common stock issuable pursuant to Registrant’s 2011 Consultant Stock Options. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate amount of shares of common stock to be offered or sold pursuant to the anti-dilution provisions contained in the plans and options described herein.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices for the shares in the over-the-counter market on February 25, 2013.

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explanatory note

The purpose of this Registration Statement on Form S-8 (the “Registration Statement”) is to register an aggregate of 95,250,000 shares of Fuse Science, Inc. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) which may be offered pursuant to the Company’s 2011 Stock Incentive Plan (20,000,000 shares) 2011 Endorsers Incentive Stock Plan (60,000,000 shares) and 2011 Consultant Stock Options (15,250,000 shares) (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) prospectus

The information specified in Items 1 and 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by the Registration Statement as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities Exchange Commission are incorporated by reference in the Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The Company’s Annual Report on Form 10-K for the year ended September 30, 2012;

•	The Company’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document listed in the first bullet above;

•	The description of the Common Stock contained in the Company’s final prospectus (the “Final Prospectus”) dated July 3, 2012, filed pursuant to Rule 424(b)(3) under the Securities Act in connection with the Company’s Registration Statement on Form S-1 (File No. 333-179682); and

•	All other documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the Registration Statement or a document incorporated or deemed to be incorporated by reference in the Registration Statement will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in the Registration Statement modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

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Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of its officers and directors and provide for the advancement of expenses on their behalf, to the fullest extent permitted by the Nevada General Corporation Law. Such right is deemed to be a contract right under law enforceable by the holder thereof.

Item 8. Exhibits

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
5.1	Opinion of Roetzel & Andress (2)
10.5	2011 Stock Incentive Plan (1)
10.6	2011 Endorsers Stock Incentive Plan (3)
23.1	Consent of Morrison, Brown, Argiz & Farra, LLC (2)
23.2	Consent of Paritz & Company, PA (2)
23.3	Consent of Roetzel & Andress (included in Exhibit 5.1) (2)
24.1	Power of Attorney (contained in the signature page hereto) (2)

_____________

(1)	Filed as an exhibit to the Company’s Definitive Information Statement on Schedule 14C dated December 6, 2011 and incorporated herein by reference.
(2)	Filed herewith.
(3)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 and incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fuse Science, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Lakes, Florida on February 27, 2013.

FUSE SCIENCE, INC. By: /s/ Brian Tuffin Brian Tuffin, Chief Executive Officer, Acting Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Brian Tuffin and Rubin Hanan and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming to all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signatures		Title(s)	Date

By:	/s/ Brian Tuffin	Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	February 27, 2013
Brian Tuffin

By:	/s/ Rubin Hanan	President, Chief Operating Officer and Director	February 27, 2013
Rubin Hanan

By:	/s/ Adam Adler	Chief Business Development Officer and Director	February 27, 2013
Adam Adler

By:	/s/ David Berkoff, M.D.	Director	February 27, 2013
David Berkoff, M.D.

By:	/s/ Richard Hutchings, Ph.D.	Director	February 27, 2013
Richard Hutchings, Ph.D.

By:	/s/ R. Douglas Armstrong, Ph.D.	Director	February 27, 2013
R. Douglas Armstrong, Ph.D.

By:	/s/ James T. Frederick, Ph.D.	Director	February 27, 2013
James T. Frederick, Ph.D.

By:	/s/ Neil Chin	Director	February 27, 2013
Neil Chin

By:	/s/ Ricardo Harris	Director	February 27, 2013
Ricardo Harris
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